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                                                                    EXHIBIT 11.7

                              HUGHES SUPPLY, INC.

       COMPUTATION OF PRO FORMA COMBINED FULLY DILUTED EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED
                                                                                    JANUARY 26,
                                                                                       1996
                                                                                    -----------
Pro forma combined net income.....................................................    $29,476
                                                                                      =======
Weighted average shares outstanding:
  Common stock and equivalents....................................................      7,425
  Shares issued pursuant to PVF acquisition(1)....................................        670
                                                                                      -------
Total shares......................................................................      8,095
                                                                                      -------
Pro forma combined fully diluted earnings per share...............................    $  3.64
                                                                                      =======

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(1) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.